www.PAREXEL.com

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Senior Director of Investor Relations (781) 434-4118

PAREXEL REPORTS SECOND QUARTER FISCAL 2004
FINANCIAL RESULTS

- Earnings per share of $0.19 met consensus expectations -

Boston, MA, January 22, 2004 - PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the second quarter ended December 31, 2003.

For the three months ended December 31, 2003, PAREXEL’s consolidated service revenue was $131.0 million compared with $122.3 million in the prior year period, a year-over-year increase of 7.1%. Operating income in the second quarter was $8.2 million versus operating income of $1.7 million in the prior year quarter. Operating income as a percentage of service revenue was 6.3% for the second quarter of Fiscal Year 2004 versus an operating margin of 1.4% for the second quarter of Fiscal Year 2003. Net income for the second quarter ended December 31, 2003 was $5.0 million, or $0.19 per diluted share, compared with a net income of $142,000 or $0.01 per diluted share in the comparable prior year period.

On a segment basis, service revenue for the second quarter of Fiscal 2004 was $78.4 million in Clinical Research Services, $23.7 million in the PAREXEL Consulting Group, $20.1 million in Medical Marketing Services, and $8.8 million in Perceptive Informatics, Inc.

For the six-month period from June to December 2003, PAREXEL reported net new business (gross new business less cancellations) of $295.9 million. Net new business for this period increased 0.4% when compared with the six-month period from June to December of 2002, and increased 12.2% from the six-month period ended on June 30, 2003. Backlog at December 31, 2003 was $621.7 million, a sequential increase of 6.0% from the June 30, 2003 backlog, and a year-over-year increase of 4.8% over the backlog reported at December 31, 2002, which was $593.1 million.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the quarter we realized significant year-over-year earnings growth, through a continued vigilant focus on achieving our bottom line target. In addition, we generated $25.6 million in operating cash flow, reduced DSO to 33 days, and ended the quarter with almost $105 million of cash and cash equivalents.”

Mr. von Rickenbach continued, “During recent months we have seen a change in the clinical research business, with a significantly increased level of competition — notably in North America. While this has had a negative impact on our hit rate in the short term, we believe our clients value the expertise and global resources we provide, and we are continuing to focus on winning projects that meet our profitability targets. We have also experienced a slower than anticipated revenue burn rate on some of the larger contracts we previously had in backlog. These combined factors led us to revise our forward-looking revenue and earnings guidance.”

The Company issued forward-looking guidance regarding revenue and earnings per share for the third quarter of Fiscal 2004 (ending March 31, 2004), and for Fiscal 2004. For the third quarter, the Company anticipates reporting consolidated service revenue in the range of $134 to $136 million and earnings per diluted share in the range of $0.21 to $0.22. For Fiscal 2004, consolidated service revenue is expected to be in the range of $535 to $540 million and earnings per diluted share are projected to range between $0.80 and $0.84 (versus previously issued revenue guidance of $550 to $570 million, and earnings per diluted share guidance of between $0.80 and $0.88). For Calendar 2004, expectations are for consolidated service revenue in the range of $550 to $570 million, and earnings per diluted share of between $0.88 and $0.98.

The Company believes that presenting the historic proforma information contained in the attached financial tables to this press release assists investors and others to gain a better understanding of its core operating results and future prospects. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of results on a Generally Accepted Accounting Principles (GAAP) basis with proforma results may be found in the attached financial tables.

PAREXEL’s Second Quarter Fiscal 2004 Earnings Conference Call will begin at 10 a.m. today and will be broadcast live over the Internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for one year following the live event. To participate via telephone, dial (651) 291-5254 and ask to join the PAREXEL quarterly conference call.

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 57 locations throughout 37 countries around the world, and has 5,050 employees.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective owners and are hereby acknowledged.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding the Company’s existing capital resources and future cash flows from operations, and statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the third quarter of Fiscal Year 2004, the full Fiscal Year 2004 and Calendar 2004. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects” and similar expressions are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 as filed with the SEC on November 12, 2003, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	For the three months ended December 31,

		2002

	2003	As Reported	Adjustments		Pro-Forma

Service revenue	$131,010	$122,348			$122,348
Reimbursement revenue	30,453	27,061			27,061

Total revenue	161,463	149,409			149,409
Costs and expenses:
Direct costs	86,629	80,455			80,455
Reimbursable out-of-pocket expenses	30,453	27,061			27,061
Selling, general and administrative	30,144	29,232			29,232
Depreciation and amortization	6,013	5,042			5,042
Restructuring expense	—	5,886	(5,886	)(a)	—

Income from operations	8,224	1,733	5,886		7,619
Other income (loss)	(299)	(1,279)			(1,279)

Income before income taxes	7,925	454	5,886		6,340
Provision for income taxes	2,811	182	2,119		2,301
Minority interest	72	130			130

Net income	$5,042	$142	$3,767		$3,909

Earnings per common share:
Basic	$0.19	0.005	$0.149		$0.15
Diluted	$0.19	0.006	$0.148		$0.15
Shares used in computing earnings per common share:
Basic	26,027	25,242	25,242		25,242
Diluted	26,799	25,485	25,485		25,485

Balance Sheet Information	(Preliminary)
	December 31,	September 30,	June 30,
	2003	2003	2003

Billed accounts receivable, net	$123,858	$124,741	$143,978
Unbilled accounts receivable, net	87,018	86,053	78,748
Deferred revenue	(140,112)	(118,584)	(130,650)

Net receivables	$70,764	$92,210	$92,076

Cash and marketable securities	$104,687	$80,146	$82,724
Working capital	$148,244	$140,994	$134,345
Total assets	$475,575	$448,221	$464,237
Stockholders’ equity	$247,292	$234,632	$227,100
Quarterly Supplemental Financial Data
Total revenue	$161,463	$153,591	$164,458
Investigator fees	$33,246	24,290	21,218

Gross revenue	$194,709	$177,881	$185,676

DSO	33	48	45

(a)	Facility-related restructuring charge resulting from changes in estimates to certain previously abandoned leased facilities.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	For the six months ended December 31,

		2002

	2003	As Reported	Adjustments	Pro-Forma

Service revenue	$260,798	$241,701		$241,701
Reimbursement revenue	54,256	53,894		53,894

Total revenue	315,054	295,595		295,595
Costs and expenses:
Direct costs	170,142	160,435		160,435
Reimbursable out-of-pocket expenses	54,256	53,894		53,894
Selling, general and administrative	62,612	56,796		56,796
Depreciation and amortization	12,000	9,848		9,848
Restructuring expense		5,886	(5,886)	—

Income from operations	16,044	8,736	5,886	14,622
Other income (loss)	(5)	(2,382)		(2,382)

Income before income taxes	16,039	6,354	5,886	12,240
Provision for income taxes	5,935	2,660	2,119	4,779
Minority interest	330	289		289

Net income	$9,774	$3,405	$3,767	$7,172

Earnings per common share:
Basic	$0.38	$0.14	$0.15	$0.29
Diluted	$0.37	$0.13	$0.15	$0.28
Shares used in computing earnings per common share:
Basic	25,802	25,137	25,137	25,137
Diluted	26,555	25,343	25,343	25,343

(a)	Facility-related restructuring charge resulting from changes in estimates to certain previously abandoned leased facilities.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended		Six months ended
	December 31,		December 31,

	2003	2002	2003	2002

Clinical Research Services (CRS)
Service revenue	$78,443	$75,149	$158,105	$147,046
% of total service revenue	59.9%	61.4%	60.6%	60.8%
Gross profit	$29,603	$27,780	$62,207	$52,703
Gross margin % of service revenue	37.7%	37.0%	39.3%	35.8%
The PAREXEL Consulting Group (PCG)
Service revenue	$23,712	$23,085	$45,502	$45,458
% of total service revenue	18.1%	18.9%	17.5%	18.8%
Gross profit	$6,634	$6,149	$11,488	$12,210
Gross margin % of service revenue	28.0%	26.6%	25.2%	26.9%
Medical Marketing Services (MMS)
Service revenue	$20,080	$19,315	$40,273	$38,814
% of total service revenue	15.3%	15.8%	15.4%	16.1%
Gross profit	$4,069	$6,363	$9,186	$13,063
Gross margin % of service revenue	20.3%	32.9%	22.8%	33.7%
Perceptive Informatics, Inc. (PII)
Service revenue	$8,775	$4,799	$16,918	$10,383
% of total service revenue	6.7%	3.9%	6.5%	4.3%
Gross profit	$4,075	$1,601	$7,775	$3,290
Gross margin % of service revenue	46.4%	33.4%	46.0%	31.7%
Total service revenue	$131,010	$122,348	$260,798	$241,701
Total gross profit	$44,381	$41,893	$90,656	$81,266
Gross margin % of service revenue	33.9%	34.2%	34.8%	33.6%